                                                                    Exhibit 99.1


                                                           News Release


FOR IMMEDIATE RELEASE

Contacts:         Media:                                   Investor Relations:
                  David Bruce                              Bob Brunn
                  (305) 500-4999                           (305) 500-4053

                   RYDER ANNOUNCES SECOND QUARTER 2003 RESULTS
      -Second Quarter 2003 Earnings Increase 18% from Year-Earlier Period-
         -Supply Chain Operations Drive Earnings Improvement for Second
                              Consecutive Quarter-

         MIAMI, July 23, 2003 - Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced earnings of $34.7 million for the three months ended June 30, 2003, up 18% compared with $29.5 million in the year-earlier period. Revenue for the second quarter of 2003 was $1.20 billion, down 1% from $1.21 billion in the comparable period last year.

         Earnings per diluted share (EPS) were $0.55 in the second quarter of 2003, up 17% compared with $0.47 in the year-earlier period. EPS for the period included a $0.01 benefit related to recovery of restructuring and other items.

         "Ryder increased earnings in the second quarter while also absorbing more than $13 million of additional pension expense," said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. "Most notably, the continuous improvement programs introduced last year within our Supply Chain Solutions operations helped deliver a second consecutive quarter of significantly higher earnings. Improved operating performance within Fleet Management Solutions, however, was offset by the impact of that business segment absorbing the majority of this quarter's increased pension expense."

         Second quarter 2003 revenue was impacted by continuing soft economic conditions in the U.S., which led to reduced transportation miles run within all business segments, and volume reductions within some sectors of the Supply Chain Solutions (SCS) business segment. These conditions in the U.S. were partially offset by higher fuel prices, as well as improvement in the commercial rental product line and the performance of the Company's Canadian, Latin American and Asian operations. Commercial rental revenue for the second quarter of 2003 grew

5% compared with the year-earlier period, marking the third consecutive quarter of year-over-year rental revenue improvement.

                         YEAR-TO-DATE OPERATING RESULTS

         Revenue for the first half of 2003 was $2.39 billion, up 1% from $2.36 billion for 2002. Ryder's earnings before accounting changes for the six months ended June 30, 2003 were $55.6 million, up 20% from $46.3 million for the comparable period of the prior year. EPS, before accounting changes, were $0.88 for the first six months of 2003, up 19% from $0.74 for the same period of 2002. Net earnings for the first half of 2003 were $54.5 million, up 99% from $27.4 million for the year-earlier period. EPS were $0.86 for the first six months of 2003, up 95% from $0.44 for the same period last year.

         EPS in the first half of 2003 included a $0.02 non-cash charge related to the cumulative effect of a change in accounting for costs associated with the eventual retirement of long-lived assets (primarily related to components of revenue earning equipment), as required by the adoption of Statement of Financial Accounting Standards (SFAS) No. 143. EPS in the year-earlier period included a $0.30 non-cash charge related to the cumulative effect of a change in accounting for goodwill, as required by the adoption of SFAS No. 142.

                SECOND QUARTER BUSINESS SEGMENT OPERATING RESULTS

         Ryder's primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

FLEET MANAGEMENT SOLUTIONS

         Ryder's Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder's commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

         In the FMS business segment, dry revenue (revenue excluding fuel) in the second quarter of 2003 was $645.7 million, down 2% compared with $657.0 million in the year-earlier period. Dry revenue was affected by favorable foreign currency exchange rates and the impact of ancillary business not renewed. Fuel revenue for the second quarter of 2003 increased 5% compared with the same period in 2002 due to higher fuel prices.

         Full service lease and programmed maintenance revenue for the second quarter of 2003 was 1% lower than the same period last year because of continued softness in the U.S. economy. However, Ryder's second quarter 2003 commercial rental revenue grew 5% from the year-earlier period. Also in the second quarter 2003, leasing demand showed signs of modest improvement.

         The FMS business segment's NBT decreased 6% to $52.1 million in the second quarter of 2003, compared with $55.4 million in the same period of 2002. This decrease was related primarily to the second quarter 2003 pension expense increase of nearly $12 million compared with the same period last year, as well as lower U.S. leasing demand. The impact of these items was partially offset by better rental pricing, improvement in used truck sales and carrying costs, lower interest costs, and improvement in operating expenses stemming from Ryder's cost management and process improvement actions. Business segment NBT as a percentage of dry revenue was 8.1% in the second quarter of 2003 compared with 8.4% in the same quarter a year ago.

SUPPLY CHAIN SOLUTIONS

         Ryder's Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers' satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process - from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

         In the SCS business segment, second quarter 2003 revenue totaled $345.7 million, down 4% from $358.3 million in the comparable period in 2002. Second quarter 2003 operating revenue (revenue excluding freight under management) was $239.5 million, down 5% from $251.3 million in the comparable period a year ago. The decreases were due primarily to volume reductions resulting from slow economic conditions and the non-renewal of certain customer contracts that were not expected to provide adequate future returns.

         The SCS business segment's NBT was $7.4 million in the second quarter of 2003, an improvement of almost $9.6 million from the loss of $2.2 million in the same quarter of 2002. Business segment NBT as a percentage of operating revenue was 3.1% in the second quarter of 2003 compared with a negative 0.9% in the same quarter of 2002. Consistent with the first quarter 2003, these increases were driven by reduced overhead spending on a global basis and improved operational performance.

DEDICATED CONTRACT CARRIAGE

         Ryder's Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.

         In the DCC business segment, second quarter 2003 revenue totaled $128.0 million, essentially flat compared with $127.7 million in the second quarter of 2002. Operating revenue (revenue excluding freight under management) in the second quarter was $127.1 million, also flat compared with $126.7 million in the year-earlier period.

         The DCC business segment's NBT decreased in the second quarter of 2003 to $8.3 million compared with $8.4 million in the second quarter of 2002. Business segment NBT as a percentage of operating revenue was 6.5% compared with 6.6% in 2002.

                         CORPORATE FINANCIAL INFORMATION

CENTRAL SUPPORT SERVICES

         Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

         In the second quarter of 2003, total CSS costs decreased to $55.4 million, from $58.3 million in the year-earlier period. This marked the tenth consecutive quarter of reduced CSS costs. The decreases were attributable to reduced spending across all functional areas.

CAPITAL EXPENDITURES

         Capital expenditures were $413 million for the six months ended June 30, 2003, up 48% compared with $280 million for the same period of 2002. The increase in capital expenditures reflects planned higher vehicle replacements, primarily related to the rental product line. On a full-year basis, capital expenditures are forecasted to total approximately $750 million; this is reduced from an original 2003 plan of $890 million. Capital expenditures for the full year 2002 were $600 million. The decrease in capital spending from planned levels reflects lower leasing demand, and higher than anticipated re-deployments and lease extensions.

LEVERAGE AND FREE CASH FLOW

         On-balance-sheet debt as of June 30, 2003 was reduced by $55.4 million compared with year end. The leverage ratio for on-balance-sheet debt as of June 30, 2003 was 126% compared with 140% at year end. Total obligations including securitization to equity as of June 30, 2003 were 173%, down from 201% at year end. Free cash flow for the first half of 2003 is estimated to be $126.3 million compared with $198.4 million for the year-earlier period.

         Commenting on Ryder's corporate financial performance, Ryder Chief Financial Officer Tracy A. Leinbach stated, "The financial strategies and disciplines that Ryder put in place have allowed us to realize positive cash flow, strengthen the balance sheet, and ensure efficient access to capital in a difficult economic environment. This financial strength positions us well to capitalize on future opportunities for profitable growth."

                                     OUTLOOK

         Commenting on the Company's outlook, Swienton stated, "Ryder's Supply Chain Solutions business delivered strong earnings performance for the second consecutive quarter. We do, however, expect some third quarter impact from reduced automotive production in that business segment. In Fleet Management Solutions, our commercial rental business was up and leasing demand also showed slight improvement this quarter. In view of the economy, we don't expect a significant increase in leasing demand until there is a better sense among customers that a recovery is underway. Balancing this combination of factors, we are forecasting third quarter EPS to be in the range of $0.59 to $0.62."

         He continued, "Based on our results for the first half of the year, we are increasing our previous $1.95 to $2.00 full-year EPS forecast to the range of $2.04 to $2.10. Even without significant improvement in the overall economy, there are remaining cost management and process improvement opportunities, particularly in the Fleet Management Solutions segment, that should enable us to achieve this forecast."

                                   ABOUT RYDER

         Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder's product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers' entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

         The National Safety Council selected Ryder to receive the 2002 GREEN CROSS FOR SAFETY Medal - its highest honor - for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2002 Fortune Most Admired Companies survey of corporate reputations. Forbes named Ryder to its "Magnetic 40" as "Best in Transportation and Logistics" for creating a "network of partnerships that can spur growth, innovation and most important, serve customers better." INTERNETWEEK named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the fifth consecutive year, Inbound Logistics recognized Ryder in 2002 as the top third-party logistics provider.

         Ryder's stock is a component of the Dow Jones Transportation Average and the Standard & Poor's 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

         For more information on Ryder System, Inc., visit www.ryder.com.

                                      # # #

NOTE: CERTAIN STATEMENTS AND INFORMATION INCLUDED IN THIS PRESENTATION ARE "FORWARD-LOOKING STATEMENTS" UNDER THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACCORDINGLY, WE ADVISE THAT THESE FORWARD-LOOKING STATEMENTS BE EVALUATED WITH CONSIDERATION GIVEN TO THE MANY UNCERTAINTIES INHERENT IN OUR BUSINESS THAT COULD CAUSE ACTUAL RESULTS AND EVENTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHERS, THE COMPETITIVE PRICING ENVIRONMENT APPLICABLE TO THE COMPANY'S BUSINESSES, CUSTOMER RETENTION LEVELS, CHANGES IN CUSTOMERS' BUSINESS ENVIRONMENTS, CHANGES IN MARKET CONDITIONS AFFECTING THE SALE OF USED VEHICLES, ADVERSE CHANGES IN DEBT RATINGS, CHANGES IN ACCOUNTING ASSUMPTIONS, GREATER THAN EXPECTED EXPENSES ASSOCIATED WITH THE COMPANY'S ACTIVITIES AND CHANGES IN GENERAL ECONOMIC CONDITIONS. THIS NEWS RELEASE AND THE RELATED INVESTOR PRESENTATION INCLUDE CERTAIN NON-GAAP FINANCIAL MEASURES AS DEFINED UNDER SEC RULES. AS REQUIRED BY SEC RULES, WE HAVE PROVIDED A RECONCILIATION OF THOSE MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP MEASURES IN THE APPENDICES TO THIS NEWS RELEASE AND PRESENTATION WHICH ARE AVAILABLE ON THE INVESTORS AREA OF OUR WEBSITE AT WWW.RYDER.COM.


CONFERENCE CALL AND WEBCAST INFORMATION:

Ryder's second quarter 2003 earnings Webcast is scheduled for Wednesday, July 23, 2003 from 11:00 a.m. to 12:00 noon (Eastern Time). Speakers will be Chairman, President and Chief Executive Officer Gregory T. Swienton and Chief Financial Officer Tracy A. Leinbach.

     TO JOIN THE CONFERENCE CALL LIVE: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the PASSCODE: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference Website at www.mymeetings.com/nc/join/ using the CONFERENCE
     NUMBER: RH5174272 and PASSCODE: RYDER.

     TO ACCESS AUDIO REPLAYS OF THE CONFERENCE AND VIEW A PRESENTATION OF RYDER'S EARNINGS RESULTS: Dial 1-800-468-0316 and use the PASSCODE: 72303, then view the presentation by visiting the investors area of Ryder's Website at www.ryder.com.

                       RYDER SYSTEM, INC. AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
                      Periods ended June 30, 2003 and 2002
                      (In millions, except per share data)



                                                                                   Three Months                 Six Months
                                                                            -------------------------    -------------------------
                                                                                2003           2002         2003            2002
                                                                            -----------      --------    -----------      --------
Revenue                                                                     $   1,197.4       1,209.3    $   2,391.8       2,359.2
                                                                            -----------      --------    -----------      --------

Operating expense                                                                 494.8         489.6        1,009.9         963.2
Salaries and employee-related costs                                               315.1         319.1          627.8         630.9
Freight under management expense                                                  107.1         108.0          212.0         200.2
Depreciation expense                                                              145.5         139.4          286.8         272.4
Gains on vehicle sales, net                                                        (4.2)         (4.3)          (8.3)         (6.2)
Equipment rental                                                                   67.6          87.5          141.3         181.8
Interest expense                                                                   21.0          23.9           41.8          48.1
Miscellaneous income, net                                                          (3.2)         (0.4)          (5.6)         (2.8)
Restructuring and other recoveries, net                                            (0.8)         --             (1.1)         (1.2)
                                                                            -----------      --------    -----------      --------
                                                                                1,142.9       1,162.8        2,304.6       2,286.4

Earnings before income taxes                                                       54.5          46.5           87.2          72.8
Provision for income taxes                                                        (19.8)        (17.0)         (31.6)        (26.5)
                                                                            -----------      --------    -----------      --------
Earnings before cumulative effect of changes in accounting principles              34.7          29.5           55.6          46.3
Cumulative effect of changes in accounting principles                              --            --             (1.1)        (18.9)
                                                                            -----------      --------    -----------      --------
Net earnings                                                                $      34.7          29.5    $      54.5          27.4
                                                                            ===========      ========    ===========      ========


Diluted earnings per common share                                           $      0.55          0.47    $      0.86          0.44
                                                                            ===========      ========    ===========      ========



Weighted average common shares - diluted                                           63.3          63.0           63.1          62.4
                                                                            ===========      ========    ===========      ========
                                                                                                                        ........


Supplemental earnings per share information:

    Earnings before recoveries, net and changes in accounting principles    $      0.54          0.47    $      0.87          0.73
    Restructuring and other recoveries, net                                        0.01         --              0.01          0.01
                                                                            -----------      --------    -----------      --------
    Earnings before cumulative effect of changes in accounting principles          0.55          0.47           0.88          0.74
    Cumulative effect of changes in accounting principles                            --            --          (0.02)        (0.30)
                                                                            -----------      --------    -----------      --------
    Net earnings                                                            $      0.55          0.47    $      0.86          0.44
                                                                            ===========      ========    ===========      ========


                       RYDER SYSTEM, INC. AND SUBSIDIARIES

        CONSOLIDATED CONDENSED BALANCE SHEETS - PRELIMINARY AND UNAUDITED
                                  (In millions)



                                                                                        June 30,          December 31,
                                                                                          2003                2002
                                                                                        ---------         ------------
Assets:

       Current assets                                                                   $ 1,044.1            1,024.2
       Revenue earning equipment                                                          2,618.7            2,497.6
       Operating property and equipment                                                     515.7              530.9
       Other assets                                                                         678.4              714.3
                                                                                        ---------          ---------
                                                                                        $ 4,856.9            4,767.0
                                                                                        =========          =========

Liabilities and Shareholders' Equity:

       Current liabilities (including current portion of long-term debt)                  $ 950.0              862.1
       Long-term debt                                                                     1,252.6            1,389.1
       Other non-current liabilities (including deferred income taxes)                    1,465.9            1,407.6
       Shareholders' equity                                                               1,188.4            1,108.2
                                                                                        ---------          ---------
                                                                                        $ 4,856.9            4,767.0
                                                                                        =========          =========




                               SELECTED KEY RATIOS


                                                                                        June 30,          December 31,
                                                                                          2003                2002
                                                                                        ---------         ------------
Debt to equity                                                                               126%               140%
Total obligations to equity (a)                                                              151%               173%
Total obligations to equity, including securitizations (a)                                   173%               201%



                                                                                            Twelve months ended
                                                                                                   June 30,
                                                                                        ------------------------------
                                                                                           2003                2002
                                                                                        ---------         ------------
Return on average common equity (b)                                                         10.1%               3.3%
Return on average assets (b)                                                                 2.5%               0.8%
Average asset turnover                                                                      99.6%              96.6%
Return on total capital (b)                                                                  6.4%               3.6%




(a) - Total obligations represent debt plus off-balance sheet equipment obligations.
(b) - Excludes the effect of accounting changes.

                       RYDER SYSTEM, INC. AND SUBSIDIARIES

               BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
                      Periods ended June 30, 2003 and 2002
                                 (In millions)


                                                                     Three Months                       Six Months
                                                            ------------------------------    -----------------------------
                                                              2003       2002       B(W)        2003       2002      B(W)
                                                            --------   --------    -------    --------   --------    ------
Revenue:
  Fleet Management Solutions:
   Full service lease and programmed maintenance             $ 449.6      452.1      (0.6%)    $ 892.8      899.6     (0.8%)
   Commercial rental                                           122.7      116.8       5.1%       229.4      215.8      6.3%
   Fuel                                                        154.4      146.4       5.5%       330.5      281.1     17.6%
   Other                                                        73.4       88.1     (16.7%)      158.4      172.0     (7.9%)
                                                            --------   --------    -------    --------   --------    ------
      Total Fleet Management Solutions                         800.1      803.4      (0.4%)    1,611.1    1,568.5      2.7%
  Supply Chain Solutions                                       345.7      358.3      (3.5%)      679.9      695.4     (2.2%)
  Dedicated Contract Carriage                                  128.0      127.7       0.2%       257.3      253.3      1.6%
  Eliminations                                                 (76.4)     (80.1)      4.6%      (156.5)    (158.0)     0.9%
                                                            --------   --------    -------    --------   --------    ------
      Total revenue                                         $1,197.4    1,209.3      (1.0%)   $2,391.8    2,359.2      1.4%
                                                            ========   ========    =======    ========   ========    ======

Business segment earnings:
  Earnings before income taxes:
   Fleet Management Solutions                               $   52.1       55.4      (6.0%)   $   85.3       92.0     (7.3%)
   Supply Chain Solutions                                        7.4       (2.2)        NA        14.7       (4.4)       NA
   Dedicated Contract Carriage                                   8.3        8.4      (1.2%)       15.2       13.4     13.4%
   Eliminations                                                 (8.2)      (8.3)      1.2%       (16.7)     (16.6)    (0.6%)
                                                            --------   --------    -------    --------   --------    ------
                                                                59.6       53.3      11.8%        98.5       84.4     16.7%
  Unallocated Central Support Services                          (5.9)      (6.8)     13.2%       (12.4)     (12.8)     3.1%
                                                            --------   --------    -------    --------   --------    ------

  Earnings before restructuring and other recoveries, net
   and income taxes                                             53.7       46.5      15.5%        86.1       71.6     20.3%

  Restructuring and other recoveries, net                        0.8         --         NA         1.1        1.2     (8.3%)
                                                            --------   --------    -------    --------   --------    ------

  Earnings before income taxes                                  54.5       46.5      17.2%        87.2       72.8     19.8%
  Provision for income taxes                                   (19.8)     (17.0)    (16.5%)      (31.6)     (26.5)   (19.2%)
                                                            --------   --------    -------    --------   --------    ------
  Earnings before cumulative effect of changes in
    accounting principles                                       34.7       29.5      17.6%        55.6       46.3     20.1%
  Cumulative effect of changes in accounting principles           --         --         NA        (1.1)     (18.9)    94.2%
                                                            --------   --------    -------    --------   --------    ------
  Net earnings                                              $   34.7       29.5      17.6%    $   54.5       27.4     98.9%
                                                            ========   ========    =======    ========   ========    ======



                       RYDER SYSTEM, INC. AND SUBSIDIARIES

                    BUSINESS SEGMENT INFORMATION - UNAUDITED
                      Periods ended June 30, 2003 and 2002
                                  (In millions)


                                                                 Three Months                          Six Months
                                                      -------------------------------      --------------------------------
                                                       2003          2002       B(W)         2003         2002        B(W)
                                                      -------      -------    -------      --------     --------     -----
Fleet Management Solutions

Total revenue                                         $ 800.1        803.4      (0.4%)     $1,611.1      1,568.5       2.7%
Fuel revenue                                           (154.4)      (146.4)     (5.5%)       (330.5)      (281.1)     17.6%
                                                      -------      -------    -------      --------     --------     -----
Dry revenue                                           $ 645.7        657.0      (1.7%)     $1,280.6      1,287.4      (0.5%)
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes                           $ 52.1         55.4      (6.0%)       $ 85.3         92.0      (7.3%)
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes as % of total revenue        6.5%         6.9%                     5.3%         5.9%
                                                      =======      =======                 ========     ========

Earnings before income taxes as % of dry revenue          8.1%         8.4%                     6.7%         7.1%
                                                      =======      =======                 ========     ========


Supply Chain Solutions

Total revenue                                         $ 345.7        358.3      (3.5%)      $ 679.9        695.4      (2.2%)
Freight Under Management (FUM) expense                 (106.2)      (107.0)      0.7%        (210.1)      (198.2)     (6.0%)
                                                      -------      -------    -------      --------     --------     -----
Operating revenue                                     $ 239.5        251.3      (4.7%)      $ 469.8        497.2      (5.5%)
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes                            $ 7.4         (2.2)       NA        $  14.7         (4.4)       NA
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes as % of total revenue        2.1%        (0.6%)                    2.2%        (0.6%)
                                                      =======      =======                 ========     ========

Earnings before income taxes as % of operating
  revenue                                                 3.1%        (0.9%)                    3.1%        (0.9%)
                                                      =======      =======                 ========     ========


Dedicated Contract Carriage

Total revenue                                         $ 128.0        127.7       0.2%      $  257.3        253.3       1.6%
Freight Under Management (FUM) expense                   (0.9)        (1.0)     10.0%          (1.9)        (2.0)      5.0%
                                                      -------      -------    -------      --------     --------     -----
Operating revenue                                     $ 127.1        126.7       0.3%      $  255.4        251.3       1.6%
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes                          $   8.3          8.4      (1.2%)     $   15.2         13.4      13.4%
                                                      =======      =======    ======       ========     ========     =====

Earnings before income taxes as % of total revenue        6.5%         6.6%                     5.9%         5.3%
                                                      =======      =======                 ========     ========

Earnings before income taxes as % of operating
  revenue                                                 6.5%         6.6%                     6.0%         5.3%
                                                      =======      =======                 ========     ========


                 RYDER SYSTEM, INC. AND SUBSIDIARIES

           FREE CASH FLOW RECONCILIATION - PRELIMINARY AND UNAUDITED
                      Periods ended June 30, 2003 and 2002
                            (In millions)


                                                                                  Six Months
                                                                            ---------------------
                                                                              2003          2002
                                                                            -------       -------
Cash provided by operating activities                                       $ 408.4         329.0
Changes in the aggregate balance of trade receivables sold                        -          40.0
Collections on direct finance leases                                           31.5          32.3
Sales of property and revenue earning equipment                                99.3          77.1
Purchases of property and revenue earning equipment                          (412.9)       (280.0)
                                                                            -------       -------
Net free cash flow                                                          $ 126.3         198.4
                                                                            =======       =======
